Exhibit 99.1

Media Relations

News release

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
James Fetig	Greg Smith
781-522-5111	781-522-5141

Raytheon Reports Strong First Quarter 2005 Performance and Increases Full-year Guidance for EPS and Bookings

•	EPS from continuing operations of $0.43, up 79 percent

•	Sales of $4.9 billion, up 6 percent

•	Better than expected free cash outflow from continuing operations of $338 million

•	Strong bookings of $5.3 billion

WALTHAM, Mass., (Apr. 28, 2005) – Raytheon Company (NYSE: RTN) reported first quarter 2005 income from continuing operations of $196 million or $0.43 per diluted share compared to $101 million or $0.24 per diluted share in the first quarter 2004. First quarter 2005 income from continuing operations included a $12 million charge or $0.03 per diluted share for a previously announced offer of settlement submitted to the staff of the Securities and Exchange Commission to resolve an investigation primarily related to Raytheon Aircraft Company’s (RAC) commuter aircraft business during the period from 1997 to 2001. First quarter 2005 income from continuing operations was higher due to better operating results in the Government and Defense businesses and at RAC combined with lower interest expense. Non-cash pension expense (FAS/CAS Pension Adjustment) was $116 million in the first quarter 2005 compared with $121 million in the comparable period last year.

“The Company is off to a great start for the year,” said William H. Swanson, Raytheon’s Chairman and CEO. “Our bookings and operating performance demonstrate that the Company is continuing to execute well, with the Government and Defense businesses as well as Raytheon Aircraft delivering strong results. Our plan to put risk and uncertainty behind us and our strategy to focus on customer success are showing positive results.”

First quarter 2005 net income was $166 million or $0.36 per diluted share compared to $128 million or $0.30 per diluted share in 2004. Net income for the first quarter of 2005 included a $30 million after-tax loss in discontinued operations or $0.07 per diluted share, versus $14 million or $0.03 per diluted share in 2004. The $30 million after-tax loss in discontinued operations in the first quarter of 2005 included a $25 million after-tax charge for the previously announced settlement of a class action shareholder lawsuit related to the July 2000 sale of the Company’s engineering and construction businesses. Net income for the first quarter of 2004 included a $41 million or $0.10 per diluted share benefit from a cumulative effect of change in accounting principle due to the change in the Company’s pension and other post-retirement benefit plans measurement date from Oct. 31 to Dec. 31.

Net sales for the first quarter 2005 were $4.9 billion, up 6 percent from $4.7 billion in the comparable period in 2004. Government and Defense sales for the quarter (after the elimination of intercompany sales) increased 4 percent to $4.3 billion from $4.1 billion in the comparable quarter. RAC sales for the quarter increased 18 percent to $442 million from $374 million in the 2004 comparable period.

Free cash from continuing operations for the first quarter was an outflow of $338 million versus an outflow of $200 million for the comparable period in 2004. During the quarter the Company made a $200 million discretionary cash contribution to its pension plans. Free cash flow from continuing operations was significantly better than prior guidance, driven primarily by the earlier receipt of collections and as a result of a very successful financial system implementation. Free cash flow is defined by the Company as operating cash flow less capital spending and internal use software spending.

During the first quarter of 2005, the Company repurchased 1.4 million shares of common stock for $53 million as part of the Company’s previously announced share repurchase program.

Net debt was $5.1 billion at the end of the first quarter compared with $4.6 billion at the end of 2004. Net debt increased in the current quarter primarily due to seasonal trends and the $200 million discretionary cash contribution made to the Company’s pension plans.

As was previously announced, during the quarter the Company increased the quarterly dividend 10 percent to 22 cents per outstanding share of common stock from 20 cents per outstanding share of common stock. This was the first dividend increase since 1996.

Quarter Results

	1st Quarter		% Change
(in millions, except per share data)	2005	2004
Net sales	$4,944	$4,676	6%
Total operating expenses	4,567	4,425

Operating income	377	251	50%
Non-operating expenses	81	105

Income from cont. ops. before taxes	$296	$146	103%

Income from continuing operations	$196	$101	94%

Net income	$166	$128	30%

Diluted EPS from continuing operations	$0.43	$0.24	79%

Diluted EPS	$0.36	$0.30	20%

Free cash flow from continuing operations	$(338)	$(200)

Backlog and Bookings

The Company ended the quarter with a backlog of $32.8 billion compared to $31.2 billion in the 2004 comparable quarter. The Government and Defense businesses ended the quarter with a backlog of $29.8 billion compared to $28.9 billion in the 2004 comparable quarter. The Government and Defense businesses recorded first quarter bookings of $4.6 billion compared to bookings of $7.9 billion in the first quarter of 2004. First quarter 2004 bookings included $2.1 billion for the Kinetic Energy Inceptor system contract.

Raytheon Aircraft Company’s first quarter bookings were $472 million compared to $425 million in the 2004 comparable quarter.

Bookings

	1st Quarter
(in millions)	2005	2004
Bookings
Government and Defense	$4,612	$7,921
Commercial	663	584

Total Bookings	$5,275	$8,505

Backlog

	Period ending
	03/27/05	12/31/04	03/28/04
Backlog	$32,758	$32,543	$31,245
Funded Backlog	$19,107	$18,403	$18,047

Outlook

The Company now expects 2005 earnings per share from continuing operations to be $1.85 - $1.95 versus its previous guidance of $1.80 - $1.90. The Company now expects net interest expense to be $300 - $315 million versus its previous guidance of $315 - $325 million. The Company raised its full year guidance for bookings to $23.2 - $24.2 billion from $22.5 - $23.5 billion. Charts containing the Company’s guidance are available on the Company’s website at www.raytheon.com.

2005 Financial Outlook

	Prior	Current
Bookings	$22.5B - $23.5B	$23.2B - $24.2B
Net Sales	$21.5B - $22.0B	$21.5B - $22.0B
FAS/CAS Pension Expense	$463M	$463M
Interest Expense, net	$315M - $325M	$300M - $315M
Diluted Shares	455M	455M
EPS from Cont. Ops.	$1.80 - $1.90	$1.85 - $1.95

Cont. Ops./Total Free Cash Flow as previously defined	$1.2B - $1.4B	$1.2B - $1.4B
Cont. Ops./Total Free Cash Flow as currently defined *	$1.3B - $1.5B	$1.3B - $1.5B

*	Cash flow from operations now includes financing and collection of aircraft receivables

Segment Results

Integrated Defense Systems

	1st Quarter		% Change
(in millions, except margin percent)	2005	2004
Net Sales	$906	$839	8%
Operating Income	$121	$94	29%
Operating Margin	13.4%	11.2%

Integrated Defense Systems (IDS) had first quarter 2005 net sales of $906 million, up 8 percent compared to $839 million in the first quarter 2004, primarily due to growth in international Patriot programs and the Cobra Judy program partially offset by expected lower sales on the Sea-Based Radar program. IDS recorded $121 million of first quarter 2005 operating income compared to $94 million in the comparable quarter a year ago. Operating income was higher primarily due to increased sales on international programs.

During the quarter, IDS booked $151 million to provide engineering services support to the Patriot air and missile defense program for the U.S. Army. IDS also booked $112 million for a contract modification to provide three ship sets for the Aegis Weapon System to the U.S. Navy.

Intelligence and Information Systems

	1st Quarter		% Change
(in millions, except margin percent)	2005	2004
Net Sales	$542	$524	3%
Operating Income	$50	$45	11%
Operating Margin	9.2%	8.6%

Intelligence and Information Systems (IIS) had first quarter 2005 net sales of $542 million, up 3 percent compared to $524 million in the first quarter 2004, primarily due to continued growth in classified programs. IIS recorded $50 million of operating income compared to $45 million in the comparable quarter a year ago. Operating income was higher primarily due to program performance improvements.

During the quarter, IIS booked $353 million on a number of classified contracts.

Missile Systems

	1st Quarter		% Change
(in millions, except margin percent)	2005	2004
Net Sales	$990	$965	3%
Operating Income	$105	$107	-2%
Operating Margin	10.6%	11.1%

Missile Systems (MS) had first quarter 2005 net sales of $990 million, up 3 percent compared to $965 million in the first quarter 2004. MS recorded $105 million of operating income compared to $107 million in the comparable quarter a year ago. Last year’s first quarter operating income included cost recovery for prior year restructuring actions.

During the quarter, MS booked $260 million for the production of Standard Missile-2 (SM-2), $208 million for the production of 298 Tactical Tomahawk missiles, and $127 million for PHALANX FY’05 production for the U.S. Navy and the U.S. Army.

Network Centric Systems

	1st Quarter		% Change
(in millions, except margin percent)	2005	2004
Net Sales	$762	$704	8%
Operating Income	$79	$54	46%
Operating Margin	10.4%	7.7%

Network Centric Systems (NCS) had first quarter 2005 net sales of $762 million, up 8 percent compared to $704 million in the first quarter 2004 primarily due to increased effort on development programs and communication programs. NCS recorded operating income of $79 million compared to $54 million in the comparable quarter a year ago. Operating income was higher due to the continued program performance improvements.

During the quarter, NCS booked $143 million to provide urgent spare parts to support the Firefinder locating radars for the U.S. Army.

Space and Airborne Systems

	1st Quarter		% Change
(in millions, except margin percent)	2005	2004
Net Sales	$957	$1,013	-6%
Operating Income	$155	$129	20%
Operating Margin	16.2%	12.7%

Space and Airborne Systems (SAS) had first quarter 2005 net sales of $957 million, down 6 percent compared to $1,013 million in the first quarter 2004, primarily due to expected lower sales on the ASTOR program. SAS recorded $155 million of operating income compared to $129 million in the comparable quarter a year ago. Operating income was higher due to profit adjustments on contracts nearing completion and the favorable resolution of certain unbilled costs.

During the quarter, SAS booked $275 million for the procurement of 80 Advanced Targeting Forward Looking Infrared (ATFLIR) full rate production units for the U.S. Navy and U.S. Navy Reserve. SAS also booked $248 million on a number of classified contracts.

Technical Services

	1st Quarter		% Change
(in millions, except margin percent)	2005	2004
Net Sales	$467	$450	4%
Operating Income	$31	$31	0%
Operating Margin	6.6%	6.9%

Technical Services (TS) had first quarter 2005 net sales of $467 million, up 4 percent compared to $450 million in the first quarter 2004. TS recorded operating income of $31 million in the first quarter of 2005 and in the comparable quarter a year ago.

During the quarter, TS was downselected for a contract from the Defense Threat Reduction Agency to provide improved security at Russian nuclear weapons storage facilities under the Cooperative Threat Reduction Program. This contract is expected to be booked in the second quarter.

Aircraft

	1st Quarter		% Change
(in millions, except margin percent)	2005	2004
Net Sales	$442	$374	18%
Operating Income (Loss)	$2	$(28)	N.M.
Operating Margin	0.5%	-7.5%

Commercial Deliveries	33	25	32%

Raytheon Aircraft Company (RAC) had first quarter 2005 net sales of $442 million, up 18 percent from $374 million in the first quarter 2004. RAC recorded operating income of $2 million in the quarter compared to an operating loss of $28 million in the comparable quarter in 2004. Operating income was higher primarily due to higher volume on new and used aircraft sales combined with continued productivity and cost savings improvements.

RAC delivered 33 commercial aircraft in the first quarter of 2005, compared to 25 in the same quarter last year.

As previously announced, during the quarter NetJets Inc. reached a tentative agreement with RAC to purchase up to 50 Hawker Horizon aircraft. This order is expected to be booked in the second quarter.

Other

Net sales for this segment in the first quarter 2005 were $192 million compared to $175 million in the first quarter 2004. The segment recorded an operating loss of $21 million in the first quarter 2005 compared to an operating loss of $15 million in the comparable quarter in 2004.

Discontinued Operations

During the quarter, the Company recorded an after-tax loss from discontinued operations of $30 million or $0.07 per diluted share related to its former engineering and construction and Aircraft Integration Systems businesses. The after-tax loss in the first quarter of 2005 included a $25 million after-tax charge for the previously announced settlement of a class action shareholder lawsuit related to the July 2000 sale of the Company’s engineering and construction businesses. As previously announced, the settlement is subject to court approval.

Raytheon Company (NYSE: RTN), with 2004 sales of $20.2 billion, is an industry leader in defense and government electronics, space, information technology, technical services, and business and special mission aircraft. With headquarters in Waltham, Mass., Raytheon employs 80,000 people worldwide.

Disclosure Regarding Forward-looking Statements

Certain statements included in this release, including any statements relating to the Company’s future plans, objectives, and projected future financial performance, contain or are based on, forward-looking statements within the meaning of the federal securities laws. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan,” and variations of these words and similar expressions, are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. The Company expressly disclaims any current intention to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this release. Important factors that could cause actual results to differ include, but are not limited to: the ability to obtain or the timing of obtaining future government awards; the availability of government funding; changes in government or customer priorities due to program reviews or revisions to strategic objectives; difficulties in developing and producing operationally advanced products and technology systems; termination of government contracts; program performance, including resolution of claims; timing of contract payments; the performance of critical subcontractors; government import and export policies and other government regulations; the ultimate resolution of contingencies and legal matters, including government investigations and a securities class action lawsuit related to the sale of our former engineering and construction business; the ultimate resolution of insurance coverage for class action shareholder and derivative lawsuits against the Company; the effect of regulatory actions and market conditions, particularly in relation to the general aviation, commuter, and fractional aircraft businesses; cost growth risks inherent with large long-term fixed price contracts; conflicts with other investors and business risks in joint ventures and less than wholly-owned businesses; and risks associated with our former engineering and construction business related to outstanding letters of credit, surety bonds, guarantees and similar agreements and the resolution of claims and litigation. Further information regarding the factors that could cause actual results to differ materially from the projected results can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and quarterly reports on Form 10-Q, copies of which may be obtained at the Company’s website at www.raytheon.com.

Conference Call on the First Quarter 2005 Financial Results

Raytheon’s financial results conference call will be Thursday, April 28, 2005 at 9 a.m. EDT. Participants will be William H. Swanson, Chairman and CEO, Biggs Porter, vice president and corporate controller, and acting CFO, and other Company executives.

The dial-in number for the conference call will be (800) 265 - 0241. The conference call will also be audiocast on the Internet at www.raytheon.com. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.

Interested parties are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.

# # #

Attachment A

Raytheon Company

Financial Information

First Quarter 2005

(In millions except per share amounts)

	Three Months Ended
	27-Mar-05	28-Mar-04
Net sales	$4,944	$4,676

Cost of sales	4,118	3,996
Administrative and selling expenses	349	314
Research and development expenses	100	115

Total operating expenses	4,567	4,425

Operating income	377	251

Interest expense	76	117
Interest income	(12)	(12)
Other expense, net	17	—

Non-operating expense, net	81	105

Income from continuing operations before taxes	296	146

Federal and foreign income taxes	100	45

Income from continuing operations	196	101

Loss from discontinued operations, net of tax	(30)	(14)

Income before accounting change	166	87

Cumulative effect of change in accounting principle, net of tax	—	41

Net income	$166	$128

Earnings per share from continuing operations
Basic	$0.43	$0.24
Diluted	$0.43	$0.24

Loss per share from discontinued operations
Basic	$(0.07)	$(0.03)
Diluted	$(0.07)	$(0.03)

Earnings per share from cumulative effect of change in accounting principle
Basic	$—	$0.10
Diluted	$—	$0.10

Earnings per share
Basic	$0.37	$0.31
Diluted	$0.36	$0.30

Average shares outstanding
Basic	450.6	418.6
Diluted	456.6	421.3

Attachment B

Raytheon Company

Segment Information

First Quarter 2005

(In millions)

	Net Sales Three Months Ended		Operating Income Three Months Ended		Operating Income As a Percent of Sales Three Months Ended
	27-Mar-05	28-Mar-04	27-Mar-05	28-Mar-04	27-Mar-05	28-Mar-04
Integrated Defense Systems	$906	$839	$121	$94	13.4%	11.2%
Intelligence and Information Systems	542	524	50	45	9.2%	8.6%
Missile Systems	990	965	105	107	10.6%	11.1%
Network Centric Systems	762	704	79	54	10.4%	7.7%
Space and Airborne Systems	957	1,013	155	129	16.2%	12.7%
Technical Services	467	450	31	31	6.6%	6.9%
Aircraft	442	374	2	(28)	0.5%	-7.5%
Other	192	175	(21)	(15)	-10.9%	-8.6%
FAS/CAS Pension Adjustment	—	—	(116)	(121)
Corporate and Eliminations	(314)	(368)	(29)	(45)

Total	$4,944	$4,676	$377	$251	7.6%	5.4%

Attachment C

Raytheon Company

Other Information

First Quarter 2005

	Backlog (In millions)		Funded Backlog (In millions)
	27-Mar-05	31-Dec-04	27-Mar-05	31-Dec-04
Integrated Defense Systems	$6,549	$6,628	$3,748	$3,454
Intelligence and Information Systems	4,013	4,066	794	811
Missile Systems	8,410	8,341	4,790	4,517
Network Centric Systems	3,761	3,587	2,718	2,623
Space and Airborne Systems	5,439	5,216	3,229	3,127
Technical Services	1,667	1,773	909	939
Aircraft	2,634	2,638	2,634	2,638
Other	285	294	285	294

	$32,758	$32,543	$19,107	$18,403

Government and Defense businesses	$29,839	$29,611	$16,188	$15,471

U.S. government backlog included above	$26,087	$25,525

	Bookings (In millions) Three months ended
	27-Mar-05	28-Mar-04
Government and Defense businesses	$4,612	$7,921
Commercial businesses	663	584

	$5,275	$8,505

	New Aircraft Deliveries (Units) Three Months Ended
	27-Mar-05	28-Mar-04
Horizon	—	—
Hawker 800XP	6	6
Premier I	3	3
Hawker 400XP	4	4
King Air	14	5
1900D Commuter	—	1
Pistons	13	8
T-6A	15	13

Total	55	40

	New Aircraft Bookings (Units) Three Months Ended
	27-Mar-05	28-Mar-04
Horizon	1	—
Hawker 800XP	7	7
Premier I	2	2
Hawker 400XP	2	2
King Air	22	17
1900D Commuter	—	1
Pistons	31	32
T-6A	6	7

Total	71	68

Attachment D

Raytheon Company

Preliminary Financial Information

First Quarter 2005

(In millions)

Balance sheets

	27-Mar-05	31-Dec-04
Assets
Cash and cash equivalents	$457	$556
Accounts receivable	387	478
Contracts in process	3,952	3,514
Inventories	1,858	1,745
Deferred federal and foreign income taxes	452	469
Prepaid expenses and other current assets	317	343
Assets from discontinued operations	19	19

Total current assets	7,442	7,124

Property, plant and equipment, net	2,684	2,738
Deferred federal and foreign income taxes	8	71
Goodwill	11,514	11,516
Other assets, net	2,693	2,704

Total assets	$24,341	$24,153

Liabilities and Stockholders’ Equity
Notes payable and current portion of long-term debt	$941	$516
Advance payments and billings in excess of costs incurred	1,961	1,900
Accounts payable	820	867
Accrued salaries and wages	769	934
Other accrued expenses	1,329	1,403
Liabilities from discontinued operations	66	24

Total current liabilities	5,886	5,644

Accrued retiree benefits and other long-term liabilities	3,179	3,224
Long-term debt	4,206	4,229
Subordinated notes payable	408	408
Minority interest	106	97
Stockholders’ equity	10,556	10,551

Total liabilities and stockholders’ equity	$24,341	$24,153

Attachment E

Raytheon Company

Preliminary Cash Flow Information

First Quarter 2005

(In millions)

Cash flow information

	Three Months Ended
	27-Mar-05	28-Mar-04
Income from continuing operations	$196	$101
Depreciation	88	85
Amortization	20	16
Working capital	(634)	(611)
Discontinued operations	(3)	9
Capital spending	(48)	(60)
Internal use software spending	(16)	(25)
Net activity in financing receivables	45	95
Other	11	199

Subtotal - free cash flow (a)	(341)	(191)

Acquisitions	(60)	(70)
Investment activity and divestitures	7	4
Dividends	(90)	(83)
Issuance of common stock	—	4
Repurchase of common stock	(53)	—
Debt borrowings (repayments)	422	(3)
Other	16	18

Total cash flow	$(99)	$(321)

Segment free cash flow information

	Three Months Ended
	27-Mar-05	28-Mar-04
Integrated Defense Systems	$90	$(129)
Intelligence and Information Systems	(43)	(43)
Missile Systems	51	(41)
Network Centric Systems	(140)	(129)
Space and Airborne Systems	(247)	(115)
Technical Services	(18)	15
Aircraft	52	56
Other	9	18
Discontinued operations	(3)	9
Corporate	(92)	168

	$(341)	$(191)

(a)	See Attachment F for a description of free cash flow.

Attachment F

Raytheon Company

Non-GAAP Financial Measures

First Quarter 2005

Free cash flow is a “non-GAAP” financial measure under SEC regulations. The Company defines free cash flow as operating cash flow less capital spending and internal use software spending. Our definition may differ from similarly titled measures used by others. The Company uses free cash flow to facilitate management’s internal comparisons to the Company’s historical operating results and to competitors’ operating results and as an element of management incentive compensation. The Company believes disclosure of free cash flow performance provides investors greater transparency with respect to information used by management in its financial and operational decision making. While this information may be useful in evaluating the Company, it should be considered supplemental to and not as a substitute for financial information prepared in accordance with generally accepted accounting principles.

Free cash flow

	Three Months Ended
	27-Mar-05	28-Mar-04
Operating cash flow	$(277)	$(106)
Less: Capital spending	(48)	(60)
Internal use software spending	(16)	(25)

Free cash flow	(341)	(191)
Plus: Discontinued operations	3	(9)

Free cash flow from continuing operations	$(338)	$(200)

Free cash flow guidance as currently defined*

2005 Full year	Prior Guidance		Current Guidance
	Low end of range	High end of range	Low end of range	High end of range
Operating cash flow	$1,770	$1,930	$1,750	$1,910
Less: Capital and internal software spending	(500)	(450)	(500)	(450)

Free cash flow	1,270	1,480	1,250	1,460
Plus: Discontinued operations	25	20	65	60

Free cash flow from continuing operations	$1,295	$1,500	$1,315	$1,520

Free cash flow guidance as previously defined

2005 Full year	Prior Guidance		Current Guidance
	Low end of range	High end of range	Low end of range	High end of range
Operating cash flow	$1,695	$1,855	$1,675	$1,835
Less: Capital and internal software spending	(500)	(450)	(500)	(450)

Free cash flow	1,195	1,405	1,175	1,385
Plus: Discontinued operations	25	20	65	60

Free cash flow from continuing operations	$1,220	$1,425	$1,240	$1,445

* Cash flow from operations now includes financing and collection of aircraft receivables.